Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our reports dated September 14, 2009, relating to the consolidated financial statements of Provident Financial Holdings, Inc. and subsidiary (the “Corporation”) and the effectiveness of the Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Provident Financial Holdings, Inc. for the year ended June 30, 2009, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Los Angeles, California
October 9, 2009